Exhibit 10.3

Your Name:
Total No. of Options:
PRG-SCHULTZ NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz”) is pleased to grant to the person signing below (“you” or “Optionee”) the Non-Qualified Stock Option described below under the PRG-Schultz 2008 Equity Incentive Plan (the “Plan”). For tax law purposes, this Option shall be treated as a Non-Qualified Stock Option. This Option is not intended to be and shall not be treated as an Incentive Stock Option for tax law purposes.
Grant Date:
Exercise Price per Share:
Option Expiration Date:
Vesting: Subject to the Plan and this Agreement, one-hundred percent (100%) of the shares of Common Stock subject to this Option may be purchased on or after the earlier of (i) May 29, 2008, or (ii) the date of, and immediately prior to, the 2009 annual meeting of PRG-Schultz’s shareholders, provided the Optionee has been continuously serving as a member of the Board from the Grant Date until the earlier of such times. Notwithstanding the foregoing, one-hundred percent (100%) of the shares of Common Stock subject to this Option may be purchased on or after a Change of Control, provided the Optionee has been continuously serving as a member of the Board from the Grant Date until the time of the Change of Control.
The following documents are incorporated in this Agreement by reference and contain important information about your Options. Copies of these documents are being provided to you concurrently with this Stock Option Agreement. Please review carefully and contact PRG-Schultz Human Resources if you have any questions:
Additional Terms and Conditions describes how to exercise your Option, what happens if you cease to serve as a director of PRG-Schultz before you exercise your Option and where to send notices; and
The Plan contains the detailed terms that govern your Option. If anything in this Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control; all terms used herein that are defined in the Plan have the same meaning given them in the Plan.
Please sign in the space provided below, keep a copy of this Agreement for your records, and return both originals to PRG-Schultz Human Resources.

Optionee:	PRG-SCHULTZ INTERNATIONAL, INC.

By:

Print Your Name:	Name:

Your Residence Address:	Its:

ADDITIONAL TERMS AND CONDITIONS OF YOUR OPTION
HOW TO EXERCISE YOUR OPTION
•	The Plan is administered by the Plan Administrator in the Finance Department in the Atlanta office. The Administrator is responsible for assisting you in the exercise of your option and maintaining the records of the Plan. He may be reached at (770) 779-6554 or 3037. If you have questions about your options, how you go about exercising your options or how the Plan works, please contact the Administrator during normal business hours.
•	The exercise date of your Option is the date of delivery to the Plan Administrator of your notice of exercise. The notice must be accompanied by payment of the Option price in full. You may pay part or all of the Option price (i) in cash, (ii) by certified or bank cashier’s check, (iii) by a cashless exercise through a broker, (iv) by means of a “net exercise” procedure (for which only whole shares may be used) or (v) by any combination of the aforementioned methods of payment. If shares of Common Stock are used by means of a “net exercise” procedure to pay part or all of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares of Common Stock surrendered must not be less than the Option price of the shares of Common Stock for which the Option is being exercised.
•	Except as provided herein and in the Plan, this Option is nontransferable. This Option may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Optionee’s lifetime, may be transferred by the Optionee to any of the Optionee’s “family members” (as such term is defined in the General Instructions to the Form S-8 Registration Statement Under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Optionee does not receive any consideration for the transfer and (ii) the Plan Administrator expressly approves the transfer. Any transferee to whom this Option is transferred shall be bound by the same terms and conditions, including with respect to exercisability, that govern this Option in the hands of the Optionee; provided, however, that the transferee may not transfer this Option except by will or the laws of descent and distribution. No right or interest of the Optionee or any transferee in this Option shall be subject to any lien, obligation or liability of the Optionee or any transferee.
EFFECT OF TERMINATION OF BOARD SERVICE.
•	Termination of Board Service Before a Change of Control. Except as set forth below regarding a “Change of Control,” if your Board service terminates for any reason, you (or your estate) can exercise any portion of your vested Option at any time until the earlier of (a) three (3) years after the date of termination of your Board service or (b) the Option Expiration Date. After such earlier date, the unexercised Options shall terminate. Except as set forth below regarding a “Change of Control,” all of your unvested Options will terminate immediately following the termination of your Board service for any reason.
•	Change of Control. Upon the occurrence of a Change of Control, as such term is defined in the Plan, as in effect on the date hereof, before the termination of your Board service, one-hundred percent (100%) of the shares of Common Stock subject to this Option may be purchased if you have continuously served as a member of the Board from the Grant Date until the time of the Change of Control. Then, you (or your estate) can exercise any portion of your vested Options until the Option Expiration Date, regardless of any subsequent termination of your Board service for any reason.
NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRG-Schultz International, Inc. 600 Galleria Parkway, Suite 100 Atlanta, GA 30339 Attention: Senior Vice President-Human Resources

To you:	The address set forth on page 1
MISCELLANEOUS.
•	The Optionee has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRG-Schultz at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRG-Schultz of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.